Page 1 of 7 pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (date of earliest event reported): September 10, 1996



                           MOLECULAR BIOSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



                          Delaware 1-10546 36-30878632
              (State or other juris- (Commission file (IRS employer
            diction of incorporation) number) identification number)



              10030 Barnes Canyon Road, San Diego, California 92121
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (619) 452-0681

Item 5.       Other Events.

       (a) In September 1996, Molecular Biosystems, Inc. (the "Company") entered into a Settlement Agreement and Mutual Release (the "Agreement") with Shionogi & Co., Ltd. ("Shionogi") pursuant to which the Company reacquired the right to manufacture and sell the Company's proprietary first-generation contrast agent for cardiac ultrasound imaging, ALBUNEX(R), its second-generation contrast agent, FS069, and related products in the territory consisting of Japan, South Korea and Taiwan. The Company had licensed these rights to Shionogi in March 1989.

       The Company paid $3 million to Shionogi upon entering into the Agreement, which became effective as of September 10, 1996, and agreed to pay a further $5.5 million without interest in three annual installments, of which the first two installments of $2 million each are payable in September 1997 and September 1998, respectively, and the third and final installment of $1.5 million is payable in September 1999.

       The Company and Shionogi also agreed to dismiss their respective claims against one another which were the subject of arbitration proceedings pending before the American Arbitration Association in New York, New York.

       A copy of the Company's press release with respect to the Agreement is attached as Exhibit 10.1.

       (b) On October 18, 1996 the Company filed a pre-marketing approval ("PMA") application with the U.S. Food and Drug Administration for the Company's second-generation contrast agent for cardiac ultrasound imaging, FS069, for use in enhancing endocardial border definition and opacification of the left ventricular chamber.

       A copy of the Company's press release with respect to this filing is attached as Exhibit 10.2.

                                    Signature


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       Date: November 15, 1996.


                                                    Molecular Biosystems, Inc.

                                                    /s/Gerard A. Wills

                                                    By
                                                    Gerard A. Wills
                                                    Vice President, Finance
                                                    and Chief Financial Officer

                                  Exhibit Index


                                                                   Sequentially
   Exhibit        Description                                      Numbered Page

     10.1         Press release (September 24, 1996)                     5

     10.2         Press release (October 18, 1996)                       6